Exhibit 10.4

February 27, 2005

Mr. Paul J. Liska

20 S. Wynstone Drive

N. Barrington, Illinois 60010

Dear Paul:

This letter confirms the agreement which we have reached regarding a transaction fee payable to you if USF Corporation (the “Company”) completes a merger with Yellow Roadway Corporation. At the Effective Time (as defined in the Merger Agreement between the Company and Yellow Roadway Corporation, dated February 27, 2005), assuming that you have not voluntarily resigned as Executive Chairman prior to the Effective Time, you will, in addition to other amounts that you are entitled to receive as a director and Executive Chairman of the Company, receive a payment in the amount of $2,190,000.

If the foregoing is consistent with your understanding, please countersign the enclosed copy of this letter and return it to me.

Sincerely,

USF CORPORATION

By:	/s/ Steven W. Lilienthal
Chairman, Compensation, Committee

Accepted and agreed to
this 27th day of February 2005

/s/ Paul J. Liska
Paul J. Liska